Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACT:	John F. Corcoran, 312-822-1371 Doreen Lubeck, 773-583-4331
CNA SURETY SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS RESPONDS
TO CNA FINANCIAL’S PROPOSAL
Chicago, IL. — February 4, 2011 — The Special Committee of the Board of Directors of CNA Surety Corporation (“CNA Surety” or the “Company”) (NYSE: SUR) announced that, after careful consideration and review, with the assistance of its advisors, it has unanimously concluded that CNA Financial’s proposal to acquire the shares of CNA Surety not owned by CNA Financial for $22.00 per share substantially undervalues CNA Surety. The Special Committee has accordingly advised CNA Financial that it does not support the proposal. However, the Special Committee would consider a proposal that provides full and fair value to the minority shareholders of CNA Surety and reflects the meaningful benefits that would accrue to CNA Financial as a result of full ownership of the company.
Philip Britt, chairman of the Special Committee, said, “The Company’s recent results demonstrate the continuing strength of CNA Surety’s business. The Special Committee is confident that the Company’s prospects and opportunities and excellent capital position will allow the Company to deliver additional value to our shareholders, whether through a transaction with CNA Financial or as an on-going public company. In addition, we look forward to CNA Surety maintaining its productive relationship with CNA Financial, regardless of its ownership structure.”
There can be no assurance that any agreement between CNA Surety and CNA Financial Corporation will be reached or that the proposed transaction, or any other transaction, will be consummated. The Special Committee does not intend to disclose developments regarding these matters unless and until the Special Committee determines that there is a need to update the market.
The Special Committee is being advised by Goldman, Sachs & Co. and Latham & Watkins LLP.
About CNA Surety
CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiary, Western Surety Company, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 37,000 independent agencies. The Company’s Securities and Exchange Commission (“SEC”) filings are available at www.sec.gov or visit us at www.cnasurety.com for a direct link to the SEC website.
CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to: product and policy demand and market response risks, the effect of economic conditions, the impact of significant increases in corporate defaults on a national or global basis, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions including underwriting limitations imposed by the U.S. Department of Treasury, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, the cost and availability of reinsurance contracts on reasonable terms, investment portfolio developments and reaction to market conditions, the results of financing efforts, the effect of the Company’s accounting policies, the possibility that CNA Surety will not pursue a transaction with CNA Financial Corporation, that CNA Financial Corporation will not pursue a transaction with CNA Surety, or that any such transaction will not be consummated, and other risks detailed in the Company’s Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.
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